Exhibit 99.1

Moody’s Corporation Reports Results for Fourth Quarter and Full-Year 2011

  FY 2011 revenue up 12% to $2,280.7 million
  Reported FY 2011 EPS of $2.49 up 16% from FY 2010
  4Q11 revenue flat at $567.1 million; reported 4Q11 EPS of $0.43 down 26% from 4Q10
  Projected FY 2012 EPS between $2.62 and $2.72

NEW YORK--(BUSINESS WIRE)--February 8, 2012--Moody’s Corporation (NYSE: MCO) today announced results for the fourth quarter and full-year 2011.

Summary of Results for Fourth Quarter 2011

Moody’s reported revenue of $567.1 million for the three months ended December 31, 2011 as compared to $564.3 million for the fourth quarter of 2010. Operating income for the quarter was $172.1 million, a 12% decrease from $196.6 million for the same period last year. Diluted earnings per share were $0.43 for the fourth quarter of 2011.

"Moody’s achieved strong performance for full-year 2011, with growth in all lines of business at both Moody’s Investors Service and Moody’s Analytics despite volatile business conditions," said Raymond McDaniel, Chairman and Chief Executive Officer of Moody’s. "For 2012, we anticipate revenue growth across most areas of our business and earnings per share in the range of $2.62 to $2.72.”

Summary of Results for Full-Year 2011

Moody’s Corporation revenue for full-year 2011 totaled $2,280.7 million, an increase of 12% from $2,032.0 million for 2010. U.S. revenue of $1,177.0 million grew 8%, while non-U.S. revenue of $1,103.7 million rose 17% from the prior year. Foreign currency translation favorably impacted MIS revenue by $28.2 million, and was negligible for MA.

Operating income of $888.4 million increased 15% from $772.8 million in 2010. The operating margin was 39.0% for full-year 2011, up 100 basis points from 2010’s margin of 38.0 percent. Foreign currency translation favorably impacted operating income by $4.1 million.

Diluted earnings per share of $2.49 for full-year 2011 grew 16% from $2.15 in 2010 and included a legacy tax benefit of $0.03 in the second quarter of 2011, as well as other tax benefits totaling $0.09 in the second and third quarters of 2011.

Revenue at Moody’s Investors Service (“MIS”) totaled $1,568.9 million for full-year 2011, an increase of 12% from the prior-year period. U.S. revenue of $879.1 million grew 8%. Non-U.S. revenue of $689.8 million was up 17% from the prior year and represented 44% of MIS revenue, up from 42% in 2010.

Moody’s Analytics (“MA”) revenue rose to $711.8 million for full-year 2011, up 14% from full-year 2010. U.S. revenue of $297.9 million increased 9 percent. Non-U.S. revenue of $413.9 million increased 17% and represented 58% of MA revenue, up from 56% in 2010.

Fourth Quarter Revenue

For Moody’s Corporation overall, global revenue of $567.1 million for the fourth quarter of 2011 was flat as compared to the fourth quarter of 2010. U.S. revenue of $286.3 million for the fourth quarter of 2011 decreased 3% from the fourth quarter of 2010, while revenue generated outside the U.S. of $280.8 million increased 4% from the prior-year period. Revenue generated outside the U.S. represented 50% of Moody’s total revenue for the quarter, up slightly from 48% in the year-ago period.

Global revenue for MIS for the fourth quarter of 2011 was $366.9 million, a decrease of 4% from the prior-year period. U.S. revenue of $205.3 million for the fourth quarter of 2011 decreased 9% from the fourth quarter of 2010. Outside the U.S., revenue of $161.6 million increased 2% from the year-ago period.

Within MIS, global corporate finance revenue of $141.2 million in the fourth quarter of 2011 was down 14% from the same quarter of 2010, reflecting weaker issuance primarily in speculative grade bonds and loans. Corporate finance revenue was down 13% in the U.S. and 16% outside the U.S.

Global structured finance revenue totaled $86.9 million for the fourth quarter of 2011, an increase of 14% from a year earlier. U.S. structured finance revenue grew 13% from the year-ago period, primarily due to strength in asset-backed securities. Non-U.S. structured finance revenue increased 15%, driven primarily by European asset-backed and residential mortgage-backed securities.

Global financial institutions revenue of $66.8 million in the fourth quarter of 2011 increased 2% compared to the prior-year period. U.S. financial institutions revenue was down 7%, while non-U.S. revenue grew 7 percent.

Global public, project and infrastructure finance revenue was $72.0 million for the fourth quarter of 2011, a decrease of 6% from the fourth quarter of 2010. U.S. revenue declined 14% from the prior-year period reflecting lower project and infrastructure finance. Non-U.S. revenue grew 14%, primarily due to gains in infrastructure finance.

Global revenue for MA for the fourth quarter of 2011 was $200.2 million, up 10% from the fourth quarter of 2010. Revenue from research, data and analytics of $115.4 million increased by 6% from the prior-year period, primarily due to higher customer retention rates. Risk management software revenue of $55.9 million fell 3% as a result of project timing. The December 2011 acquisition of Barrie & Hibbert, a Scotland-based provider of insurance risk management tools, had a negligible impact on software revenue in the fourth quarter of 2011. Professional services revenue of $28.9 million doubled from the prior-year period, reflecting both organic growth and the acquisition of a majority stake in Copal Partners, an India-based outsourced research and consulting business, in November 2011.

In the U.S., MA revenue of $81.0 million for the fourth quarter of 2011 increased 15% from the prior-year period. Outside the U.S., revenue of $119.2 million grew 7% as compared with the same quarter of 2010. The impact of foreign currency translation on both MIS and MA revenue was negligible.

Fourth Quarter and Full-Year Expenses

Fourth quarter 2011 expenses for Moody’s Corporation were $395.0 million, 7% higher than in the prior-year period. The impact of foreign currency translation on fourth quarter expenses was negligible. Moody’s reported operating margin for the fourth quarter of 2011 was 30.3%, down from 34.8% in the fourth quarter of 2010 primarily due to increased headcount and technology investments to support growth initiatives, as well as acquisition-related costs.

Full-year 2011 expenses for Moody’s Corporation of $1,392.3 million were 11% higher than the prior year. Excluding the impact of foreign currency translation, expenses grew 9 percent.

Moody’s effective tax rate was 37.0% for the fourth quarter of 2011, compared with 19.5% for the prior-year period. The increase in the effective tax rate was primarily due to the utilization of foreign tax credits and lower state taxes in 2010. The annual effective tax rate for 2011 was 31.2% compared with 28.1% for 2010.

Capital Allocation and Liquidity

On December 14, 2011, Moody’s increased its quarterly dividend by 14% from $0.14 to $0.16 per share of Moody’s common stock. During the fourth quarter of 2011, Moody’s did not repurchase any shares, but issued 0.4 million shares under employee stock-based compensation plans. For full-year 2011, Moody’s repurchased 11.0 million shares at a total cost of $333.8 million, or $30.30 per share, and issued 2.9 million shares under employee stock-based compensation plans. Outstanding shares as of December 31, 2011 totaled 222.4 million, representing a 4% decline from a year earlier. As of December 31, 2011, Moody’s had $0.9 billion of share repurchase authority remaining under its current program. At year-end, Moody’s had $1.2 billion of outstanding debt and $1.0 billion of additional debt capacity available under its revolving credit facility. Total cash and cash equivalents at year-end were $760.0 million, an increase of $100.4 million from a year earlier.

Assumptions and Outlook for Full-Year 2012

Moody’s outlook for 2012 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, and consumer borrowing and securitization. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ from these assumptions, Moody’s results for the year may differ materially from the current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates.

For Moody’s overall, the Company expects full-year 2012 revenue to grow in the high-single to low-double-digit percent range. Full-year 2012 expenses are also projected to increase in the high-single to low-double-digit percent range. Full-year 2012 operating margin is projected to be approximately 39 percent. The effective tax rate is expected to be approximately 33 percent. The Company expects diluted earnings per share for full-year 2012 in the range of $2.62 to $2.72.

For the global MIS business, revenue for full-year 2012 is expected to increase in the mid-single-digit percent range. Within the U.S., MIS revenue is expected to increase in the low-double-digit percent range, while non-U.S. revenue is expected to be about flat. Corporate finance revenue is forecasted to grow in the high-single-digit percent range. Revenue from each of structured finance and financial institutions is projected to be flat to slightly down, while public, project and infrastructure finance revenue is expected to increase in the low-teens percent range.

For MA, full-year 2012 revenue is expected to increase in the high-teens percent range both in the U.S. and outside the U.S. Revenue growth is projected in the mid-single-digit percent range for research, data and analytics and in the low 20’s percent range for risk management software, reflecting growth in the core business as well as the December 2011 acquisition of Barrie & Hibbert. Professional services revenue is projected to grow by approximately 70%, inclusive of revenue from the late 2011 acquisition of a majority stake in Copal Partners and continued growth in our legacy businesses.

Conference Call

A conference call to discuss fourth quarter and full-year 2011 results will be held this morning, February 8, 2012, at 11:30 a.m. Eastern Time. Individuals within the U.S. and Canada can access the call by dialing 1-877-400-0505. Other callers should dial +1-719-234-7477. Please dial into the call by 11:20 a.m. Eastern Time. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed on Moody's Investor Relations website, http://ir.moodys.com, until 11:59 p.m. Eastern Time, March 8, 2012.

A replay of the teleconference will be available from 3:30 p.m. Eastern Time, February 8, 2012 until 11:59 p.m. Eastern Time, March 8, 2012. The replay can be accessed from within the U.S. and Canada by dialing 888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 5429080.

*****

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The Corporation, which reported revenue of $2.3 billion in 2011, employs approximately 6,000 people worldwide and maintains a presence in 28 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2012 and other forward-looking statements in this release are made as of February 8, 2012, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt securities issued, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the economic slowdown; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; both proposed and recently adopted U.S., foreign, state and local legislation and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; regulations relating to the oversight of credit rating agencies; provisions in the Dodd-Frank Act modifying pleading and liability standards applicable to credit rating agencies in a manner adverse to rating agencies; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of credit rating agencies; the possible loss of key employees; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand from financial institutions for credit risk management tools; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2010, quarterly reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, September 30, 2011 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

Amounts in millions, except per share amounts	2011	2010	2011	2010

Revenue	$567.1	$564.3	$2,280.7	$2,032.0

Expenses:
Operating	181.2	180.9	683.5	604.8
Selling, general and administrative	193.2	169.5	629.6	588.0
Restructuring	(0.1)	0.1	-	0.1
Depreciation and amortization	20.7	17.2	79.2	66.3
Total expenses	395.0	367.7	1,392.3	1,259.2

Operating income	172.1	196.6	888.4	772.8
Non-operating (expense) income, net
Interest (expense) income, net	(16.9)	(17.4)	(62.1)	(52.5)
Other non-operating (expense) income, net	0.4	(6.6)	13.5	(5.9)
Total	(16.5)	(24.0)	(48.6)	(58.4)
Income before provision for income taxes	155.6	172.6	839.8	714.4
Provision for income taxes	57.5	33.7	261.8	201.0
Net income	98.1	138.9	578.0	513.4
Less: net income attributable to noncontrolling interests	1.9	1.5	6.6	5.6
Net income attributable to Moody's Corporation	$96.2	$137.4	$571.4	$507.8

Earnings per share attributable to Moody's common shareholders
Basic	$0.43	$0.59	$2.52	$2.16
Diluted	$0.43	$0.58	$2.49	$2.15
Weighted average number of shares outstanding
Basic	222.2	233.4	226.3	235.0
Diluted	225.7	235.3	229.4	236.6

Moody's Corporation
Supplemental Revenue Information (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

Amounts in millions	2011	2010	2011	2010

Moody's Investors Service
Corporate Finance	$141.2	$164.7	$652.1	$563.9
Structured Finance	86.9	76.1	344.6	290.8
Financial Institutions	66.8	65.7	294.9	278.7
Public, Project and Infrastructure Finance	72.0	76.2	277.3	271.6
Intersegment royalty	16.8	15.0	65.8	61.3
Sub-total MIS	383.7	397.7	1,634.7	1,466.3
Eliminations	(16.8)	(15.0)	(65.8)	(61.3)
Total MIS revenue	366.9	382.7	1,568.9	1,405.0

Moody's Analytics
Research, Data and Analytics	115.4	109.2	451.3	425.0
Risk Management Software	55.9	57.9	183.4	173.2
Professional Services	28.9	14.5	77.1	28.8
Intersegment license fee	2.8	2.3	10.6	9.3
Sub-total MA	203.0	183.9	722.4	636.3
Eliminations	(2.8)	(2.3)	(10.6)	(9.3)
Total MA revenue	200.2	181.6	711.8	627.0

Total Moody's Corporation revenue	$567.1	$564.3	$2,280.7	$2,032.0

Moody's Corporation revenue by geographic area

United States	$286.3	$295.1	$1,177.0	$1,089.5
International	280.8	269.2	1,103.7	942.5

	$567.1	$564.3	$2,280.7	$2,032.0

Moody's Corporation
Consolidated Interest (Expense) / Income, Net (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

Amounts in millions	2011	2010	2011	2010

Interest (expense) / income:
Expense on borrowings	$(16.6)	$(16.8)	$(65.5)	$(52.2)
Income	1.4	1.2	5.3	3.1
Legacy Tax (a)	-	-	3.7	2.5
UTPs and other tax related liabilities	(2.6)	(2.4)	(8.7)	(7.7)
Interest capitalized	0.9	0.6	3.1	1.8
Total interest (expense) income, net	$(16.9)	$(17.4)	$(62.1)	$(52.5)

(a) The 2011 amount represents a reversal of $2.8 million of accrued interest expense relating to the favorable resolution of a Legacy Tax Matter and $0.9 million of interest income related to a pre-spinoff tax year. The 2010 amount represents interest income related to the favorable settlement of Legacy Tax Matters.

Moody's Corporation
Selected Consolidated Balance Sheet Data (Unaudited)

	December 31,	December 31,
Amounts in millions	2011	2010

Cash and cash equivalents	$760.0	$659.6
Short-term investments	14.8	12.7
Total current assets	1,424.4	1,343.0
Non-current assets	1,451.7	1,197.3
Total assets	2,876.1	2,540.3
Total current liabilities	1,134.0	933.8
Total debt (1)	1,243.8	1,239.6
Other long-term liabilities	667.5	676.6
Total shareholders' deficit	(158.4)	(298.4)
Redeemable noncontrolling interest*	60.5	-
Total liabilities, redeemable noncontrolling interest and shareholders' deficit	2,876.1	2,540.3

Actual number of shares outstanding	222.4	230.8

* Represents a noncontrolling interest related to the November 2011 acquisition of Copal Partners

	December 31,	December 31,
(1) Total debt consists of the following:	2011	2010
Series 2005-1 Notes due 2015 (a)	311.5	296.3
Series 2007-1 Notes due 2017	300.0	300.0
2008 Term Loan due 2013 (b)	135.0	146.3
2010 Senior Notes due 2020 (c)	497.3	497.0
Total debt (d)	$1,243.8	$1,239.6

(a) Includes an $11.5 million and ($3.7) million fair value adjustment on an interest rate hedge at December 31, 2011 and December 31, 2010, respectively

(b) Various payments through 2013

(c) Represents $500 million of 5.5% publicly traded Senior Notes which mature on September 1, 2020; the notes were offered to the public at 99.374% of the face amount

(d) Of the total debt shown in the table above, $71.3 million and $11.3 million are classified within total current liabilities at December 31, 2011 and December 31, 2010, respectively, and consist of the current portion of borrowings under the 2008 Term Loan

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	Twelve Months Ended December 31,
Amounts in millions, except per share amounts	2011			2010
	As Reported	Legacy Tax (b)	Non-GAAP Financial Measures*	As Reported	Restructuring (a)	Legacy Tax (b)	Non-GAAP Financial Measures*
Total expenses	$1,392.3	$-	$1,392.3	$1,259.2	$(0.1)	$-	$1,259.1
Operating income	$888.4	$-	$888.4	$772.8	$0.1	$-	$772.9
Interest (expense), income, net	$(62.1)	$(0.9)	$(63.0)	$(52.5)	$-	$(2.5)	$(55.0)
Other non-operating (expense) income, net	$13.5	$(6.4)	$7.1	$(5.9)	$-	$-	$(5.9)
Provision for income taxes	$261.8	$(0.3)	$261.5	$201.0	$-	$2.1	$203.1
Net income attributable to Moody's Corporation	$571.4	$(7.0)	$564.4	$507.8	$0.1	$(4.6)	$503.3

Earnings per share attributable to Moody's common shareholders
Basic	$2.52	$(0.03)	$2.49	$2.16	$-	$(0.02)	$2.14
Diluted	$2.49	$(0.03)	$2.46	$2.15	$-	$(0.02)	$2.13

*In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results. May not add due to rounding.

The tables above show Moody's consolidated results for each of the twelve month periods ended December 31, 2011 and 2010, adjusted to exclude the impact of the following:

(a) To exclude minor adjustments related to both the 2009 and 2007 restructuring charges; additionally, includes the tax impacts of the aforementioned adjustments

(b) To exclude benefits relating to the resolution of certain Legacy Tax Matters

CONTACT:
Media Contact:
Michael Adler
Vice President
Corporate Communications
212-553-4667
michael.adler@moodys.com
or
Investor Relations Contact:
Salli Schwartz
Global Head of Investor Relations
212-553-4862
sallilyn.schwartz@moodys.com